Exhibit 99.1

Biohaven Reports Recent Business Developments and Second Quarter 2026 Financial Results

•First extracellular protein degraders in the clinic demonstrate rapid and robust pharmacodynamic effects and compelling safety in nearly 200 individuals dosed, Phase 3 trial underway
◦Positive clinical biomarker and patient data presented from Biohaven's extracellular degrader platform demonstrated deep, rapid, selective lowering of disease-driving antibodies with BHV-1300 in Graves' disease and BHV-1400 IgA Nephropathy, supporting advancement toward multiple registrational programs.
◦Initiated pivotal Phase 3 study for BHV-1300 in Graves' disease with plans to initiate pivotal Phase 3 study for BHV-1400 in IgAN in 2H 2026.
•Ongoing clinical progress with opakalim across multiple epilepsy types; pivotal readout on track for 2H 2026
◦Reported new clinical data for the selective Kv7.2/7.3 activator opakalim demonstrating durable seizure control across multiple epilepsy populations, including idiopathic generalized epilepsy, focal epilepsy, and KCNQ2-developmental and epileptic encephalopathy, while reinforcing its differentiated tolerability profile.
◦Topline results from the Phase 2/3 RISE3 trial in focal epilepsy remain on track for 2H 2026.
•New clinical data with BHV-1530, an FGFR3-directed ADC using a novel TopoIx payload, being presented at ESMO in October 2026; new Phase 1 data will provide clinically meaningful update to early Phase 1 data initially disclosed at R&D Day in May 2026 and will include signals of clinical activity demonstrated in ongoing Phase 1, open-label, dose-escalation study in patients with advanced solid tumors.
◦Separately announced new clinical supply agreement with Regeneron to evaluate BHV-1530 in combination with cemiplimab (Libtayo®).
◦Enrollment advances in advanced endometrial cancer expansion cohort with the next-generation TROP2-directed ADC BHV-1510 in combination with Libtayo.
•Progress continues across broader pipeline:
◦Patient enrollment is complete in the ongoing Phase 2 study of taldefgrobep alfa in obesity; differentiated mechanism designed to promote high-quality weight loss while preserving lean muscle mass and improving overall metabolic health. Topline data expected during 2H 2026.
◦First-in-Human dosing commenced with orally administered, brain-penetrant PKM2 modulator, BHV-8100, a novel therapeutic class addressing the bioenergetic and immunometabolic basis of systemic and central nervous system disorders.
◦Enrollment in Phase 2/3 early Parkinson's disease trial with brain-penetrant TYK2/JAK1 inhibitor, BHV-8000, continues to advance.

NEW HAVEN, Conn., August 10, 2026 /PRNewswire/ – Biohaven Ltd. (NYSE: BHVN) (Biohaven or the Company), a global clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of life-changing therapies to treat a broad range of rare and common diseases, today reported financial results for the second quarter ended June 30, 2026, and provided a review of recent accomplishments and anticipated upcoming developments.

Vlad Coric, M.D., Chairman and Chief Executive Officer of Biohaven, commented, "What excites me most about Biohaven today is that we're no longer talking about scientific promise—we're watching new therapeutic approaches begin to work in patients. This year we've crossed important milestones across our portfolio, including advancing BHV-1300 into pivotal development for Graves' disease and generating compelling patient data from both our Graves' disease and IgA nephropathy programs. We believe our MoDE and TRAP platforms are doing something fundamentally different: selectively removing the proteins that drive disease while preserving normal immune function. If these data continue to translate into larger studies, extracellular protein degradation has the potential to reshape how autoimmune diseases are treated."

Dr. Coric continued, "Opakalim represents another example of our commitment to solving difficult biological problems with precision. For decades, patients with epilepsy have often had to choose between seizure control and living with burdensome central nervous system side effects like somnolence, dizziness, and cognitive impairment. Our goal is to change that equation. Across studies to date, opakalim has consistently demonstrated the potential to deliver meaningful seizure reduction with a differentiated tolerability profile from existing therapies. As we approach our pivotal readout later this year, we believe we have the opportunity to introduce an important new treatment option for patients who deserve both seizure control and the ability to fully participate in their everyday lives."

Second Quarter 2026 and Recent Business Highlights

•Presented new patient data from the MoDE platform in Graves' disease; initiated pivotal study: In May 2026, the Company presented new clinical data from an ongoing Phase 1b study of BHV-1300 in patients with Graves’ disease. In the study, weekly administration of BHV-1300 1000 mg subcutaneously achieved mean reductions of pathogenic TSHR-IgG1 autoantibodies of greater than 80% by week 12 in patients with Graves’ hyperthyroidism. Among participants with elevated thyroid hormones despite concurrent anti-thyroid drug therapy, normalization of free T4 occurred at a median of 3 weeks, and normalization of free T3 occurred at a median of 5 weeks after the first administration of BHV-1300. To date, BHV-1300 has been safe and well-tolerated through 12 weeks of dosing, with most AEs mild and self-resolving, no SAEs, no clinically significant increases in cholesterol or ALT/AST/bilirubin, no clinically significant reductions in albumin, and no clinically significant reductions in IgG3, IgA, IgE, or IgM relative to baseline. Based upon these Phase 1b results, we have initiated a pivotal trial of BHV-1300 in Graves’ disease and expect to pursue additional follow-on studies in other autoimmune diseases. The Phase 3 study is designed to evaluate the ability of BHV-1300 to rapidly and selectively eliminate disease-causing autoantibodies while preserving the remainder of the immune system.

•Presented additional patient data supporting the TRAP degrader platform in IgA nephropathy: In May 2026, the Company reported updated Phase 1b data from our ongoing study of BHV-1400 in patients with IgAN. BHV-1400 administered subcutaneously achieved mean reductions of pathogenic Gd-IgA1 of greater than 60% within 48 hours and approximately 70% within the first month of dosing. These reductions were deeper than those reported for BAFF/APRIL inhibitors, APRIL inhibitors, and CD38 inhibitors at comparable early time points. Reductions in Gd-IgA1 were associated with increases in eGFR, decreases in spot UPCR, and resolution of hematuria. Effects were selective, with no clinically significant reductions in other immunoglobulins (IgA, IgG, IgE, or IgM). To date, BHV-1400 has been safe and well-tolerated throughout one month of dosing, with most AEs mild and self-resolving, no SAEs, and no clinically significant increases in ALT, AST, or bilirubin. A pivotal study is expected to initiate in 2H 2026.

•Continued advancement of Biohaven's extracellular degrader pipeline: Biohaven continues to expand its leadership in extracellular targeted protein degradation with multiple MoDE and TRAP programs advancing across autoimmune diseases. In addition to ongoing development of BHV-1300 in Graves' disease and BHV-1400 in IgA nephropathy, the Company continues advancing additional degrader candidates targeting IgG4-mediated disease, PLA2R autoantibodies, pro-insulin autoantibodies and other pathogenic extracellular proteins, broadening the potential impact of its proprietary platform.
•Presented clinical data update with opakalim (BHV-7000) across multiple epilepsy types: In May 2026 at the Company's annual R&D Day, the Company reported new clinical data for opakalim, a selective Kv7 activator, demonstrating durable seizure control and a differentiated tolerability profile across multiple epilepsy populations. In a proof-of-concept study in idiopathic generalized epilepsy (IGE), with a time-to-event design, the median time to the second generalized tonic-clonic seizure was 141 days with opakalim versus 47 days with placebo, with 33% of treated participants completing the 24-week double-blind period without a second seizure. Updated data from the ongoing open-label extension study in focal epilepsy showed that 54% of participants achieved a ≥50% reduction in seizure frequency over any consecutive six-month treatment period (n>100), while opakalim continued to demonstrate a favorable safety profile with a low incidence of CNS adverse events. Topline results from the Phase 2/3 RISE3 trial in focal epilepsy are expected during 2H 2026.

•Continued advancement of Biohaven's oncology portfolio: In July 2026, the Company announced that new data on BHV-1530, its FGFR3-directed antibody-drug conjugate (ADC) using a novel topoisomerase I (TopoIx) payload, will be presented at the ESMO Congress 2026. The new Phase 1 data will provide a clinically meaningful update to the early Phase 1 data initially disclosed at Biohaven's R&D Day in May 2026 and will include signals of clinical activity demonstrated in the ongoing Phase 1, open-label, dose-escalation study of BHV-1530 in patients with advanced solid tumors. The data from May 27, 2026, showed early signs of antitumor activity in patients with both FGFR3-altered and wild-type overexpressing tumors, and across multiple tumor types. The Company also announced a new clinical supply agreement with Regeneron to evaluate BHV-1530 in combination with Libtayo. This agreement builds upon the existing clinical supply agreement between Biohaven and Regeneron for BHV-1510, a next-generation TROP2-directed ADC, further deepening the collaborative relationship between the two companies across Biohaven's oncology pipeline.

•Completed enrollment in Phase 2 obesity study with taldefgrobep alfa: Taldefgrobep alfa targets the myostatin/activin pathway with the goal of producing high-quality weight loss while preserving lean muscle mass. Unlike therapies designed primarily to maximize weight reduction, Biohaven believes preservation of skeletal muscle may translate into greater metabolic health, improved physical function, and more durable long-term treatment outcomes.

•Reported first-in-human (FIH) dosing of oral PKM2 modulator, BHV-8100, targeting metabolic restoration and immunomodulation: In June 2026, the Company announced the initiation of FIH dosing for BHV-8100, its oral, brain-penetrant pyruvate kinase M2 isoform (PKM2) modulator. PKM2 modulation offers a potential new paradigm for treating large, underserved, and high-value indications in neurology, ophthalmology, and immunology and exhibits robust beneficial effects across a spectrum of preclinical models of Alzheimer's, and multiple sclerosis, specifically by restoring metabolic deficits, reducing inflammation and neurodegeneration, and enhancing remyelination.

•Advanced Parkinson's disease program with BHV-8000: Enrollment continues in the Company's global pivotal Phase 2/3 study evaluating BHV-8000, its orally administered, brain-penetrant, highly selective TYK2/JAK1 inhibitor for early Parkinson's disease. BHV-8000 is designed to modulate neuroinflammation, a central driver of disease progression, and peripheral immune dysregulation.

Expected Upcoming Milestones:

We believe Biohaven is well positioned to achieve significant milestones in the second half of 2026 across numerous programs:

Selective Kv7 Ion Channel Activator (Opakalim):

•Continue two Phase 2/3 studies in focal epilepsy; topline results for the first study expected in 2H 2026.

Myostatin-Activin Pathway Inhibitor (Taldefgrobep alfa):

•Completed enrollment in Phase 2 study in obesity in 1Q 2026.

Lead TRAP and MoDE Extracellular Protein Degraders (BHV-1400 and BHV-1300)
•BHV-1300: Continue enrolling patients in ongoing Phase 3 study in Graves' disease following June 2026 study initiation. The study is a randomized, double-blind, placebo-controlled study in approximately 300 adults with Graves’ hyperthyroidism evaluating normalization of T3, T4, and TSH at 26 weeks absent an antithyroid drug.
•BHV-1400: Pivotal study initiation in IgAN study targeted for 2H 2026.

Capital Position:

Cash, cash equivalents, marketable securities and restricted cash as of June 30, 2026, totaled approximately $270.5 million.

Second Quarter 2026 Financial Highlights:

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $100.8 million for the three months ended June 30, 2026, compared to $184.4 million for the three months ended June 30, 2025. The decrease of $83.6 million was primarily due to decreases in direct program spend and preclinical spend in 2026 as compared to the same period in the prior year. The decrease in direct program spend was largely due to our strategic reprioritization of programs, which was implemented in the fourth quarter of 2025, as well as one-time developmental milestones recorded during the three months ended June 30, 2025 of $15.0 million and $10.0 million for our BHV-8000 and BHV-1530 programs, respectively. Non-cash share-based compensation expense was $12.0 million for the three months ended June 30, 2026, a decrease of $1.1 million as compared to the same period in 2025.

General and Administrative (G&A) Expenses: G&A expenses, including non-cash share-based compensation costs, were $24.1 million for the three months ended June 30, 2026, compared to $27.3 million for the three months ended June 30, 2025. The decrease of $3.2 million was primarily due to decreased legal costs and employee costs, including non-cash share based compensation expense. Non-cash share-based compensation expense was $7.2 million for the three months ended June 30, 2026, a decrease of $0.5 million as compared to the same period in 2025.

Other (Expense) Income, Net: Other (expense) income, net was other expense, net of $12.0 million for the three months ended June 30, 2026, compared to other income, net of $13.8 million for the three months ended June 30, 2025. The decrease of $25.8 million was primarily due to increased non-cash losses during the three months ended June 30, 2026 related to changes in fair value of our notes payable liability under the Note Purchase Agreement with Beetlejuice SA LLC, an affiliate of Oberland Capital Management LLC, entered into during the second quarter of 2025 (the NPA), and gains recorded during the three months ended June 30, 2025 for the non-cash changes in fair value of our forward contracts and derivative liabilities recorded in connection with the amendment to our Membership Interest Purchase Agreement with Knopp Biosciences LLC in May 2024 (the Knopp Amendment).

Net Loss: Biohaven reported a net loss for the three months ended June 30, 2026 of $137.3 million, or $0.91 per share, compared to $198.1 million, or $1.94 per share, for the same period in 2025. Non-GAAP adjusted net loss for the three months ended June 30, 2026 was $118.1 million, or $0.78 per share, compared to $166.4 million, or $1.63 per share, for the same period in 2025. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges and losses from the change in fair value of derivatives. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Non-GAAP Financial Measures
This news release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, which are adjusted to exclude non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, and changes in the fair value of derivative liabilities, which do not correlate to actual cash payment obligations in the relevant periods. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance and can assist investors in comparing Biohaven's performance between periods.

In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this news release.

About Biohaven
Biohaven is a biopharmaceutical company focused on the discovery, development, and commercialization of life-changing treatments in key therapeutic areas, including immunology, obesity, neuroscience, and oncology. The Company is advancing its innovative portfolio of therapeutics, leveraging its proven drug development experience and multiple proprietary drug development platforms. Biohaven's extensive clinical and preclinical programs include Kv7 ion channel modulation for epilepsy; MoDE™ and TRAP™ extracellular protein degradation for immunological diseases; and myostatin inhibition for neuromuscular and metabolic diseases, including obesity.

Forward-looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing and amounts of funding under the NPA. The use of certain words, including "continue", "plan", "will", "believe", "may", "expect", "anticipate" and similar expressions, is intended to identify forward-looking statements. Investors are cautioned that any forward-looking statements, including statements regarding the future development, timing and potential marketing approval and commercialization of development candidates and regarding reduction in annual direct R&D spend, are not guarantees of future performance or results and involve substantial risks and uncertainties. Actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors including: the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials; the timing of planned interactions and filings with the FDA; the timing and outcome of expected regulatory filings; complying with applicable U.S. regulatory requirements; the potential commercialization of Biohaven's product candidates and the expected timing thereof; the potential for Biohaven's product candidates to be successful therapies; the effectiveness of restructuring of business priorities; and the effectiveness and safety of Biohaven's product candidates. Additional important factors to be considered in connection with forward-looking statements are described in Biohaven's filings with the Securities and Exchange Commission, including within the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The forward-looking statements are made as of the date of this news release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$100,814	$184,367	$204,641	$371,951
General and administrative	24,085	27,334	50,686	61,311
Total operating expenses	124,899	211,701	255,327	433,262
Loss from operations	(124,899)	(211,701)	(255,327)	(433,262)
Other (expense) income, net	(12,021)	13,815	(11,853)	14,308
Loss before provision for income taxes	(136,920)	(197,886)	(267,180)	(418,954)
Provision for income taxes	391	261	663	870
Net loss	$(137,311)	$(198,147)	$(267,843)	$(419,824)
Net loss per share — basic and diluted	$(0.91)	$(1.94)	$(1.80)	$(4.11)
Weighted average common shares outstanding— basic and diluted	150,636,620	102,372,820	149,134,255	102,159,294

BIOHAVEN LTD.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$238,033	$229,957
Marketable securities	29,833	89,180
Prepaid expenses	27,041	47,022
Other current assets	1,652	2,170
Total current assets	296,559	368,329
Property and equipment, net	15,089	15,964
Intangible assets	18,400	18,400
Goodwill	1,390	1,390
Other non-current assets	39,301	47,364
Total assets	$370,739	$451,447
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$12,114	$11,643
Accrued expenses and other current liabilities	50,544	104,291
Total current liabilities	62,658	115,934
Non-current operating lease liability	32,887	39,958
Notes payable	259,480	238,900
Other non-current liabilities	3,492	4,583
Total liabilities	358,517	399,375
Shareholders' Equity:
Preferred shares, no par value; 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common shares, no par value; 200,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 151,017,531 and 132,775,113 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	2,138,861	1,934,276
Additional paid-in capital	220,365	193,984
Accumulated deficit	(2,352,379)	(2,084,536)
Accumulated other comprehensive income	5,375	8,348
Total shareholders' equity	12,222	52,072
Total liabilities and shareholders' equity	$370,739	$451,447

BIOHAVEN LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(137,311)	$(198,147)	$(267,843)	$(419,824)
Add: non-cash share-based compensation expense	19,164	20,812	47,450	73,874
Add: loss from change in fair value of derivatives	—	10,970	—	12,760
Non-GAAP adjusted net loss	$(118,147)	$(166,365)	$(220,393)	$(333,190)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(0.91)	$(1.94)	$(1.80)	$(4.11)
Add: non-cash share-based compensation expense	0.13	0.20	0.32	0.72
Add: loss from change in fair value of derivatives	—	0.11	—	0.12
Non-GAAP adjusted net loss per share — basic and diluted	$(0.78)	$(1.63)	$(1.48)	$(3.26)

MoDE and TRAP are trademarks of Biohaven Therapeutics Ltd.

Investor Contact:
Jennifer Porcelli
Vice President, Investor Relations
jennifer.porcelli@biohavenpharma.com
+1 (201) 248-0741

Media Contact:
Christy Curran
Sam Brown Inc.
christycurran@sambrown.com
615-414-8668